Exhibit (e)(3)

CONFIDENTIALITY AGREEMENT

This Agreement, dated as of January 6, 2015, is by and between Valeant Pharmaceuticals International, Inc. a corporation continued under the laws of British Columbia, having a business address at 2150 St.-Elzear Blvd. West, Laval, Quebec, H7L 4A8, Canada, and Synergetics USA, Inc. (“Synergetics”), a Delaware corporation having a business address at 3845 Corporate Centre Drive, O’Fallon, Missouri, USA.

WITNESSETH

WHEREAS, each of the parties hereto and/or their Affiliates possesses certain business, financial and scientific information which is non-public, confidential, personal or proprietary in nature, including but not limited to its and its Affiliates’ financial information, business development plans, compounds and chemical structures, technical specifications, scientific data, sales and product information, customer information, manufacturing processes, product formulations, information regarding applications and submissions (relating to existing and proposed products) made to the applicable regulatory authorities, new product plans, product development efforts, marketing strategies, projections and other commercial and product data (hereinafter collectively referred to as “Confidential Information”), including information about identifiable individuals (“Personal Information”); and

WHEREAS, the parties wish to make mutual written and oral disclosures and exchanges of their respective Confidential Information for the purpose of evaluating whether the parties wish to engage in one or more potential negotiated, mutually agreeable transactions involving, without limitation, divestures, acquisitions or similar transactions or jointly promoting certain assets or pursuant to which one party may provide certain goods or services to the other party (the “Purpose”).

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, the parties do agree as follows:

1.         For a period of five (5) years from the date of this Agreement, each party agrees to keep the other party’s Confidential Information in strict confidence and not to disclose it to any other third party or use the other party’s Confidential Information for any purpose other than for the Purpose without the prior written consent of the other party. Each party may disclose the other party’s Confidential Information to its and its Affiliates’ directors, employees, representatives and advisors (collectively, “Representatives”), who have a need related to the Purpose to know such Confidential Information and are bound by obligations of confidentiality and non-use at least as stringent as those herein, and provided that the party disclosing the other party’s Confidential Information to such Representatives shall remain liable to the other party for any breach of the confidentiality and non-use obligations by any such Representative.

Without limitation, each party agrees to take all reasonable precautions to prevent the unauthorized disclosure to any third party of the Confidential Information which it receives hereunder. Each party will not use the other party’s Confidential Information so as to obtain any commercial advantage over the other party or in any way which is, directly or indirectly, detrimental to the disclosing party.

2.         As used in this Agreement, “Affiliate” means any entity that is controlled directly or indirectly by the specified party, or any entity that directly or indirectly controls the specified party, or any entity that is directly or indirectly controlled by a person that also directly or indirectly controls the specified party, so that Affiliate includes any parent or subsidiary of the specified party, or any directly or indirectly held subsidiary of the specified party.

3.         Each party shall, at the request of the other, return or destroy all Confidential Information disclosed to, or derived by or for, it hereunder, in whatever form contained, including any and all copies thereof. Notwithstanding the foregoing, neither party shall be required to destroy any archival electronic information that is electronically archived in the normal course, information subject to a “litigation hold” during the hold period, information included in minutes of the board of directors and committees thereof, and/or information which must otherwise be maintained as a requirement of law or regulation; provided that the confidentiality and non-use restrictions set forth in this Agreement shall continue to apply to such information.

4.         As used herein, the term “Confidential Information” shall have a meaning that incorporates the descriptions below in this Paragraph 4:

(a)       “Confidential Information” shall not include:

(i)   Information which, at the time of disclosure to the receiving party is published, known publicly or is otherwise in the public domain; or

(ii)         information which, after disclosure to the receiving party, is published or becomes known publicly or otherwise becomes part of the public domain by a party other than the receiving party or its Representatives; or

(iii)         Information which, prior to the time of disclosure to the receiving party, is known to the receiving party, as evidenced by its written records; or

(iv)         Information which has been or is disclosed to the receiving party in good faith by a third party who was not, or is not, under any obligation of confidence or secrecy to the other party at the time said third party discloses to the receiving party; or

(v)         Information which is independently developed by or on behalf of the receiving party, without reliance on the Confidential Information received hereunder and the receiving party is able to demonstrate that it, its employees and its agents did not have access to the Confidential Information at the time of its independent development.

(b)  Confidential Information shall include analyses, summaries, and other work product that contains Confidential Information disclosed hereunder by the other party or its Affiliates.

5.         Each party agrees to keep in strict confidence and not to disclose the identity, interest and participation of the other party in connection with the subject matter of this Agreement or the relationship of the parties hereunder, unless such disclosure is agreed upon in writing by both parties. This Paragraph 5 shall not be deemed to prohibit a party from disclosing to a third party that it is considering or negotiating a transaction of the type contemplated hereby.

6.         Each party represents that it is under no obligation to any third party that would interfere with its disclosing the above-described Confidential Information to the other party.

7.         Each party acknowledges that, the Confidential Information received by it from the other party is a proprietary asset of the other party and the disclosing party will retain proprietary rights in its Confidential Information and no right or license to use any Confidential Information disclosed hereunder, either express or implied, is granted by either party to this Agreement.

8.         Each party acknowledges that neither the disclosing party nor any of its Representatives makes any express or implied representation or warranty as to the accuracy or completeness of the Confidential Information that it has disclosed to the other party, and agrees that neither the disclosing party nor its Representatives shall have any liability, direct or indirect, to the other party or its Representatives relating to or resulting from the Confidential Information or the use thereof, errors therein or omissions therefrom.

9.         Each party agrees to comply with all applicable federal and provincial laws relating to privacy and Personal Information and acknowledges that the confidentiality and non-use obligations in this agreement pertaining to Personal Information shall survive any termination or expiration of this agreement.

10.       Nothing in this Agreement shall be construed as obligating either party to enter into any future agreements with the other party in connection with the subject matter of this Agreement.

11.         Either party shall have the right to terminate this Agreement upon written notice to the other party; however, the obligations of confidentiality and non-use set forth herein, including those obligations set forth in Paragraphs 1, 3, and 5, shall remain in effect until the end of the period that is five (5) years from the date of this Agreement.

12.         Nothing shall preclude either party from disclosing Confidential Information which is required to be disclosed in compliance with applicable laws or regulations or by order of a court or other body of competent jurisdiction, provided the recipient of the Confidential Information shall have given the disclosing party or used its reasonable effort to give the disclosing party, prior to making any disclosure, notice of the requirement to disclose so that the disclosing party may seek a protective order or similar relief where appropriate.

13.         Valeant Pharmaceuticals International, Inc. shall not in any manner, directly or indirectly, during the one (1) year period commencing on the date of this Agreement (the “Standstill Period”):

(a)

make, effect, initiate, cause or participate in (i) any acquisition of beneficial ownership of any securities of Synergetics, (ii) any acquisition of any assets of Synergetics, (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving Synergetics, or its securities or assets, or (iv) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the U.S. Securities and Exchange Commission) or consents with respect to any securities of Synergetics;

(b)

form, join, encourage, assist or participate in a “group” (as defined in the U.S. Securities Exchange Act of 1934 and the rules promulgated thereunder) with respect to the beneficial ownership of any securities of Synergetics;

(c)	act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of Synergetics;
(d)	take any action that might require Synergetics to make a public announcement regarding any of the types of matters set forth in clause “(a)” of this Paragraph 13;
(e)

agree or offer to take, or encourage or propose (publicly or otherwise), directly or indirectly (including communication with the press or media), the taking of any action referred to in clauses “(a)” through “(d)” of this Paragraph 13;

(f)	assist, induce or encourage any other person to take any action of the type referred to in clauses “(a)” through “(e)” of this Paragraph 13; or
(g)	enter into any discussion, negotiations, arrangements or agreement with any other person relating to any of the foregoing.

14.         The parties agree that for a period of one year from the date hereof, neither party will directly or indirectly solicit or hire any officer, director, or employee of the other party or any of its subsidiaries, provided that the foregoing shall not apply to or prohibit: (a) general advertisements and other general solicitation which is not directed specifically to any such persons; (b) solicitations of such persons who have first contacted the soliciting party on their own initiative; or (c) solicitations of any employee who has been terminated by the non-soliciting party prior to commencement of employment discussions between the soliciting party and such employee.

15.         Each party acknowledges that its obligations hereunder are necessary and reasonable in order to protect the other’s business, and expressly agrees that monetary damages would be inadequate to compensate the other for any breach of any covenant or agreement set forth herein. Accordingly, each of the parties agrees and acknowledges that any such violation will cause irreparable injury to the other and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the injured party shall be entitled to obtain injunctive relief against the threatened breach of this Agreement or the continuation of any such breach, without the necessity of proving actual damages.

16.         If any provision of this Agreement should be held to be void or unenforceable, in whole or in part, such provision or part thereof shall be treated as severable, leaving valid the remainder of the Agreement.

17.         No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. This Agreement may not be superseded, amended or modified except by written agreement signed by an authorized representative of each party.

18.         If any arbitration, litigation or other legal proceeding occurs between the parties relating to this Agreement, the prevailing party shall be entitled to recover (in addition to any other relief awarded or granted) its reasonable costs and expenses, including attorney’s fees incurred in the proceedings.

19.         The parties acknowledge that as a result of the disclosure that may be made to each of them of any Confidential Information hereunder, they may possess material, non-public information of the other party. The parties further acknowledge that any trading by them in the securities of a company while in the possession of such material, non-public information may entail the violation by them of applicable securities and other legislation and regulations and is prohibited.

20.         The parties expressly agree that this Agreement shall be governed by, construed, interpreted and enforced under the laws of the Province of Quebec and the federal laws of Canada applicable therein, without regard to the conflicts of laws principles thereof. The parties expressly agree on, and submit to the jurisdiction of the Courts of Quebec in the

City of Montreal, for the resolution of any dispute concerning the enforcement, breach, interpretation or validity of this Agreement.

21.         This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiation and discussions, whether oral or written.

22.         This Agreement may be executed and delivered in counterparts (via facsimile or electronic transmission via PDF or other similar file) and, together, such counterparts shall constitute a single binding agreement.

IN WITNESS WHEREOF, the parties intending to be legally bound have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

Synergetics USA, Inc.	Valeant Pharmaceuticals International, Inc.

By:	By:
Name: David M. Hable	Name: Andrew Davis
Title: President & CEO	Title: VP Corporate Development